Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into previously filed Registration Statement on Form S-8 (No. 333-140702) and Registration Statements on Form SB-2, (No. 333-126399 and No. 333-140607) and Registration Statement on Form S-3 (No.  333-146750)  of  Bionovo, Inc., (a development stage company) of our report dated March 13, 2009, relating to the consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 31, 2008 and for the period from inception (February 1, 2002) to December 31, 2008, which appear in this Form 10-K.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

San Francisco, California

March 13, 2009